As filed with the U.S. Securities and Exchange Commission on March 1, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Fastly, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	27-5411834
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
475 Brannan Street, Suite 300
San Francisco, CA 94107
(844) 432-7859
(Address of principal executive offices) (Zip code)
Fastly, Inc. 2019 Equity Incentive Plan
Fastly, Inc. 2019 Employee Stock Purchase Plan
(Full titles of the plans)
Paul Luongo
General Counsel and Senior Vice President, Trust
Fastly, Inc.
475 Brannan Street, Suite 300, San Francisco, CA 94107
(844) 432-7859
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
Copies to:

Seth J. Gottlieb Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Paul Luongo General Counsel and Senior Vice President, Trust Fastly, Inc. 475 Brannan Street, Suite 300 San Francisco, CA 94107 (844) 432-7859
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.00002 per share
– 2019 Equity Incentive Plan	5,724,930(2)	$74.30(4)	$425,362,299.00	$46,407.03
– 2019 Employee Stock Purchase Plan	1,144,986(3)	$63.15(5)	$72,305,865.90	$7,888.57
Total	6,869,916		$497,668,164.90	$54,295.60

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Fastly, Inc. (“Fastly”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Fastly’s Class A common stock.

(2)	Represents 5,724,930 additional shares of Class A common stock available for issuance as a result of the annual evergreen increase on January 1, 2021 under Fastly’s 2019 Equity Incentive Plan (the “2019 Plan”).

(3)	Represents 1,144,986 additional shares of Class A common stock available for issuance as a result of the annual evergreen increase on January 1, 2021 under Fastly’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”).

(4)
Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $74.30, the average of the high and low prices of Fastly’s Class A common stock as reported on The New York Stock Exchange on February 25, 2021.

(5)
Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of 85% of $74.30, the average of the high and low prices of Fastly’s Class A common stock as reported on The New York Stock Exchange on February 25, 2021. Pursuant to the 2019 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

EXPLANATORY NOTE
2019 Equity Incentive Plan
The 2019 Equity Incentive Plan (the “2019 Plan”) of Fastly, Inc. (“Fastly”) provides that the total number of shares reserved for issuance under the 2019 Plan will automatically increase on January 1st of each calendar year, from January 1, 2020 to January 1, 2029, in an amount equal to 5% of the total number of shares of Fastly’s capital stock outstanding on the last day of the preceding year, or a lesser number of shares determined by Fastly’s Board of Directors. Accordingly, on January 1, 2021, the number of shares of Class A common stock that may be issued upon the exercise of incentive stock options under the 2019 Plan increased by an additional 5,724,930 shares (or 5% of the outstanding shares of Fastly’s Capital Stock (as defined in the 2019 Plan) as of December 31, 2020).
2019 Employee Stock Purchase Plan
The 2019 Employee Stock Purchase Plan (the “2019 ESPP”) of Fastly provides that the total number of shares reserved for issuance under the 2019 ESPP will automatically increase on January 1st of each calendar year, from January 1, 2020 to January 1, 2029, by the lesser of (i) one percent (1%) of the total number of shares of Capital Stock (as defined in the 2019 ESPP) outstanding on the last day of the immediately preceding calendar year, and (ii) 2,500,000 shares of common stock; provided that prior to the date of any such increase, Fastly’s Board of Directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). Accordingly, on January 1, 2021, the number of shares of Class A common stock reserved under the 2019 ESPP increased by an additional 1,144,986 shares (or 1% of the outstanding shares of Fastly’s capital stock as of December 31, 2020).
These additional shares of Class A common stock are securities of the same class as other securities for which the Registration Statements on Form S-8 were filed with the Securities and Exchange Commission (“Commission”) on May 17, 2019 (File No. 333-231558) on April 13, 2020 (File No. 333-237655) and on October 15, 2020 (File No. 333-249504) (the “Prior Forms S-8”).
This Registration Statement relates to securities of the same class as that to which the Prior Forms S-8 relate, and is submitted in accordance with General Instruction E to Form S-8. Pursuant to General Instruction E of Form S-8, the contents of the Prior Forms S-8, to the extent relating to the registration of Common Stock issuable under the 2019 Plan and 2019 ESPP, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II
ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation.	8-K	001-38897	3.1	05/21/2019

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation.	8-K	001-38897	3.1	6/10/2020

4.3	Amended and Restated Bylaws.	10-Q	001-38897	3.3	08/07/2020

4.4	Form of Class A Common Stock Certificate.	S-1/A	333-230953	4.1	05/06/2019

5.1*	Opinion of Cooley LLP.	—	—	—	—

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).	—	—	—	—

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	—	—	—	—

24.1*	Power of Attorney (included on the signature page of this Form S-8).	—	—	—	—

99.1	2019 Equity Incentive Plan.	S-1/A	333-230953	10.4	05/06/2019

99.2	Forms of Option Agreement, Notice of Stock Option Grant and Exercise Notice under the 2019 Equity Incentive Plan.	S-1/A	333-230953	10.5	05/06/2019

99.3	Form of Restricted Stock Unit Award Agreement under 2019 Equity Incentive Plan.	10-Q	001-38897	10.3	08/09/2019

99.4	2019 Employee Stock Purchase Plan.	S-1/A	333-230953	10.7	05/06/2019

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 1st day of March, 2021.

FASTLY, INC.

By:	/s/ Joshua Bixby
Joshua Bixby
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua Bixby, Adriel Lares and Paul Luongo, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joshua Bixby	Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2021
Joshua Bixby

/s/ Adriel Lares	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2021
Adriel Lares

/s/ Aida Álvarez	Director	March 1, 2021
Aida Álvarez

/s/ Artur Bergman	Director	March 1, 2021
Artur Bergman

/s/ Sunil Dhaliwal	Director	March 1, 2021
Sunil Dhaliwal

/s/ David Hornik	Director	March 1, 2021
David Hornik

/s/ Christopher B. Paisley	Director	March 1, 2021
Christopher B. Paisley

/s/ Kelly Wright	Director	March 1, 2021
Kelly Wright